Exhibit 99.1

McCLATCHY REPORTS THIRD QUARTER 2009 EARNINGS

•	Earnings per share for the quarter were 28 cents and adjusted earnings from continuing operations (1) were 13 cents per share
•	Cash expenses were down by 29.4% from third quarter 2008 excluding restructuring-related charges
•	Operating cash flow increased from third quarter 2008 excluding restructuring-related charges

       SACRAMENTO, Calif., Oct.15, 2009 – The McClatchy Company (NYSE-MNI) today reported net income from continuing operations in the third quarter of 2009 of $23.6 million, or 28 cents per share, compared to $4.2 million, or 5 cents per share, in the 2008 quarter. Adjusted earnings from continuing operations(1) were $11.0 million, or 13 cents per share, in the third quarter of 2009 after excluding the unusual items discussed below, compared to $10.4 million, or 13 cents per share, reported in the third quarter of 2008. The company noted that its adjusted earnings in the third quarter of 2009 were negatively impacted by a refinement to its projected annual tax rate. The Company’s tax rate in the third quarter of 2009 was 61.8%.

Unusual items affecting the third quarter results from continuing operations in each year are discussed below and are included in adjusted earnings from continuing operations.(1)

Revenues in the third quarter of 2009 were $347.4 million, down 23.1% from the third quarter of 2008.  Advertising revenues were $266.1 million, down 28.1% from 2008, and circulation revenues were $69.0 million, up 6.7%.  Online advertising revenues grew 3.1% in the third quarter of 2009 and were 17.6% of total advertising revenues compared to 12.2% of total advertising revenues in the third quarter of 2008.

Cash expenses, excluding severance associated with restructuring plans, declined $105.5 million, or 29.4% from the 2008 quarter.  Operating cash flow, a non-GAAP measure, was $94.4 million, up 1.3% (non-GAAP measurements are discussed below).

First Nine Months Results:

Income from continuing operations for the first nine months of 2009 was $27.9 million, or 33 cents per share, and was affected by the impact of the unusual items discussed below. Adjusted earnings from continuing operations(1) were $11.0 million, or 13 cents per share, in the first nine months of 2009.

Income from continuing operations for the first nine months of 2008 was $23.2 million, or 28 cents per share, and was affected by the impact of the unusual items discussed below. Adjusted earnings from continuing operations (1) were $26.4 million, or 32 cents per share, in the first nine months of 2008.

Revenues from continuing operations in the first nine months of 2009 were down 24.6% to $1.1 billion compared to $1.4 billion in 2008.  Advertising revenues in 2009 totaled $834.5 million, down 29.3%, and circulation revenues were $206.9 million, up 4.2%.

Management’s Comments:

Commenting on McClatchy’s results, Gary Pruitt, chairman and chief executive officer, said, “Our advertising revenues in the third quarter showed some improvement from the second-quarter decline.  Importantly, we reported growth in our online advertising revenues.  Online advertising revenues were up 3.1% compared to the third quarter of 2008.  Excluding employment advertising, a category that has been impacted both online and in print by the nationwide decline in jobs, online advertising revenues were up 28.4% in the quarter and up 27.2% year-to-date.

“Our transition to a successful hybrid print and online company continues to advance. Our online audiences are growing strongly. Average monthly unique visitors to our websites were up 14.7% in the third quarter and were up 23.4% through the first nine months of 2009.  We continue to be among the leaders in our industry in online advertising revenue performance and online advertising as a percentage of total advertising.  In the third quarter, online advertising represented 17.6% of McClatchy’s total advertising revenue.  That was up from the 16.5% reported in the second quarter of 2009 and up from the 12.2% reported in the third quarter of 2008.”

“The declines in print advertising are undeniably challenging for our company, and the resulting restructuring of our business has been necessary to align expenses with these new revenue realities,” said Pruitt.  “While painful, this restructuring is clearly contributing to our ability to manage the company through this downturn by enabling us to grow cash flow in the third quarter and reduce debt.

“The advertising declines we’ve experienced show some signs of slowing, but the ad environment remains weak overall.  As a result, we expect print advertising revenues to continue to decline in the fourth quarter.  So far in October, we’re seeing advertising revenue trends similar to the third quarter.

“We still have a lot of hard work ahead of us.  As long as we are experiencing revenue declines, we must maintain a tight rein on expenses.  We expect to hold costs down in the mid-twenty percent range in the fourth quarter.

“We face these uncertain times with the resolve and confidence of a company that has successfully adapted to many economic downturns and media competitors over our 152-year history.  We will continue to serve our communities with high quality journalism, and we will continue to aggregate audiences and serve the needs of our local and national advertisers, both online and in print.”

Pat Talamantes, McClatchy’s chief financial officer, said, “We completed the quarter with debt principal outstanding of $1.99 billion, down $134.3 million from the end of 2008. Based on our trailing 12 months of cash flow, our leverage ratio, as defined under our credit agreement, improved for the second consecutive quarter to 5.7 times at the end of the third quarter, and our interest coverage ratio was 2.8 times.  Both of these ratios are well within the covenant requirements under our credit agreement of a leverage ratio of less than 7.0 times and an interest coverage ratio of greater than 2.0 times. At the end of the quarter, we had approximately $172.0 million available under our bank credit line.”

(1) Adjusted Earnings From Continuing Operations and EPS:

Earnings in the third quarter and nine months of 2009 and 2008 included the impact of several unusual events including:

2009 transactions and events:
•
In March 2009, the company announced restructuring efforts which included, among other things, reducing its workforce by approximately 15%, freezing the company’s pension plans and temporarily suspending the company’s matching contribution to its 401(k) plan as of March 31, 2009.

•
On May 21, 2009, the company launched a private debt exchange offer for all of its outstanding debt securities for a combination of cash and new debt securities. The offer closed on June 25, 2009, and the company exchanged $3.4 million in cash and $24.2 million of newly issued senior notes for $102.8 million of debt securities. The company recorded a gain on the transaction in the second quarter.

•
In connection with the exchange offer described above, the company entered into an agreement with its lenders on May 20, 2009, to amend its credit agreement which, among other things, allows it to use up to $60 million of its revolving credit facility to repurchase its unsecured notes due in 2011 or unsecured notes due in 2014, subject to certain conditions. As a result the company wrote off a portion of its original financing costs related to its credit agreement in the second quarter.

•	During the second quarter of 2009, the company recorded $10.6 million of accelerated depreciation on production equipment resulting from the outsourcing of printing at several of its newspapers.

•
The company recorded additional closing adjustments which impacted the gain on the 2008 sale of SP Newsprint Company of which McClatchy was a one-third owner.  The company received $60 million in proceeds from this sale ($5 million in 2009), which was used to repay debt.

•	The company refined its estimate of its projected effective annual tax rate and applied the revised rate to the unusual items resulting in an adjustment in the third quarter of 2009.

2008 transactions and events:
•
In May 2008, the company purchased $300 million aggregate principal amount of its outstanding publicly-traded debt securities for $282.4 million. The company recorded a gain on the transaction in the second quarter of 2008.

•
On June 16, 2008 and again on September 16, 2008, the company announced restructuring plans to permanently reduce its workforce which reductions were implemented in the second and third quarters of 2008.

•
On June 30, 2008, the company sold its 15.0% interest in ShopLocal, LLC for $7.875 million and used the proceeds to reduce debt and recorded a write-off in the second quarter of 2008 related to ShopLocal’s carrying value. In addition, one of the internet companies in which McClatchy has an investment incurred an impairment charge on a product and as a result, the company recognized a charge related to this investment in the second quarter.

•
In March and September 2008 the company obtained amendments to its credit agreement which provided greater flexibility for the life of the credit facility in the allowable leverage and interest coverage ratios, the two primary financial covenants contained in the agreement. As a result the company wrote off a portion of its original financing costs related to its credit agreement in the first and third quarters of 2008.

Both the 2009 and 2008 second quarters included charges for certain discrete tax items.

The impact of these items on the 2009 and 2008 results are summarized below (dollars in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 27, 2009	September 28, 2008	September 27, 2009	September 28, 2008
(Dollars in thousands, except per share amounts)
Income from continuing operations	$23,601	$4,167	$27,880	$23,225
Unusual items, net of tax:
Sale of SP Newsprint Company interest	(999)	(1,809)	(503)	(21,785)
Gain on extinguishment of debt	430	(80)	(27,902)	(12,455)
Restructuring related charges	516	7,551	9,584	18,960
Impairment related charges	-	1,962	-	15,498
Accelerated depreciation on equipment	-	-	4,034	-
Write-off of financing costs	-	157	140	1,660
Impact of revised projected annual tax rate	(11,245)	-	-	-
Certain discrete tax items	(1,334)	(1,538)	(2,264)	1,313
Adjusted income from continuing operations	$10,969	$10,410	$10,969	$26,416
Earnings per share:
Income from continuing operations	$0.28	$0.05	$0.33	$0.28
Adjusted income from continuing operations	$0.13	$0.13	$0.13	$0.32

Non-GAAP Financial Measures:

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included in this press release the company has provided information regarding operating income, non-operating expenses and income, income taxes, net income and diluted earnings per share (EPS) excluding certain special or unusual items described in the table above. In addition the company has presented operating cash flows (defined as operating income plus depreciation and amortization, non-cash impairment charges included in operating income and restructuring related charges) along with operating cash flow margins (operating cash flow divided by net revenues) which are reconciled to GAAP measures in an attached schedule. Management believes these non-GAAP measures, when read in conjunction with the company’s GAAP financials, provide useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the company’s on-going operating results;
•	the ability to better identify trends in the company’s underlying business;
•	a better understanding of how management plans and measures the Company’s underlying business; and
•	an easier way to compare the company’s most recent results of operations against investor and analyst financial models.

Operating income, non-operating expenses and income, income taxes, net income and diluted earnings per share (EPS) excluding certain special or unusual items should not be considered a substitute or an alternative to these computations calculated in accordance with and required by GAAP. Nor are operating cash flow and operating cash flow margins to be considered replacements for cash provided by operating activities as shown in the company’s statement of cash flows.

The company’s statistical report, which summarizes revenue performance for the third fiscal quarter and first nine months of 2009, follows.

At noon Eastern Time today, McClatchy will review its results in a conference call (877-278-1205 pass code 30121301) and webcast (www.mcclatchy.com).  The webcast will be archived at McClatchy’s website.

About McClatchy

The McClatchy Company is the third largest newspaper company in the United States, with 30 daily newspapers, approximately 50 non-dailies, and direct marketing and direct mail operations. McClatchy also operates leading local websites in each of its markets which extend its audience reach. The websites offer users comprehensive news and information, advertising, e-commerce and other services. Together with its newspapers and direct marketing products, these interactive operations make McClatchy the leading local media company in each of its premium high growth markets. McClatchy-owned newspapers include The Miami Herald, The Sacramento Bee, the Fort Worth Star-Telegram, The Kansas City Star, The Charlotte Observer, and The News & Observer (Raleigh).

McClatchy also owns a portfolio of premium digital assets, including 14.4% of CareerBuilder, the nation's largest online job site, 25.6% of Classified Ventures, a newspaper industry partnership that offers two of the nation's premier classified websites: the auto website, cars.com, and the rental site, Apartments.com and 33.3% of HomeFinder, LLC which operates the real estate website HomeFinder.com. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information:

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, future dividend payments, cash flows, debt levels, as well as future opportunities for the company and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements.  There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including:  the duration and depth of the economic recession may reduce its income and cash flow greater than expected; McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt as expected; McClatchy may not consummate contemplated transactions to enable debt reduction on anticipated terms or at all; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy’s operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; McClatchy’s expense and income levels could be adversely affected by changes in the cost of newsprint and McClatchy’s operations could be negatively affected by any deterioration in its labor relations, bankruptcies or financial strain of its major advertising customers; McClatchy’s ability to maintain compliance with NYSE listing standards, including the NYSE  share price standard and compliance with its market capitalization and stockholders’ equity standards; as well as the other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 28, 2008, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

######

***THE McCLATCHY COMPANY***
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	Sept 27,	Sept 28,	Sept 27,	Sept 28,
	2009	2008	2009	2008
REVENUES - NET:
Advertising	$266,120	$370,117	$834,470	$1,180,468
Circulation	69,029	64,691	206,860	198,610
Other	12,241	16,812	37,020	50,508
	347,390	451,620	1,078,350	1,429,586
OPERATING EXPENSES:
Compensation	130,048	199,861	453,483	647,771
Newsprint and supplements	33,312	61,815	133,183	186,462
Depreciation and amortization	32,678	35,479	110,685	108,510
Other operating expenses	90,985	113,828	286,706	345,757
	287,023	410,983	984,057	1,288,500

OPERATING INCOME	60,367	40,637	94,293	141,086

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(34,549)	(34,195)	(102,775)	(116,140)
Interest income	9	761	46	1,332
Equity income (losses) in unconsolidated companies, net	4,379	(850)	3,635	(14,340)
Gain on extinguishment of debt	(680)	180	44,149	19,680
Gain on Sale of SP Newsprint	999	2,570	214	34,546
Impairment on internet investments and land held for sale	-	(2,983)	-	(24,498)
Other - net	20	101	(314)	1,120
	(29,822)	(34,416)	(55,045)	(98,300)
INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAX PROVISION	30,545	6,221	39,248	42,786

INCOME TAX PROVISION	6,944	2,054	11,368	19,561
INCOME FROM CONTINUING OPERATIONS	23,601	4,167	27,880	23,225

INCOME (LOSS) FROM DISCONTINUED OPERATIONS -
NET OF INCOME TAXES	(38)	67	381	(175)
NET INCOME	$23,563	$4,234	$28,261	$23,050

NET INCOME PER COMMON SHARE:
Basic:
Income from continuing operations	$0.28	$0.05	$0.33	$0.28
Income from discontinued operation	-	-	-	-
Net income per share	$0.28	$0.05	$0.33	$0.28
Diluted:
Income from continuing operations	$0.28	$0.05	$0.33	$0.28
Income from discontinued operations	-	-	-	-
Net income per share	$0.28	$0.05	$0.33	$0.28

WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
Basic	84,052	82,382	83,565	82,274
Diluted	84,061	82,434	83,579	82,327

See notes to consolidated financial statements.

***THE McCLATCHY COMPANY***
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

	Three Months Ended		Nine Months Ended

	Sept 27,	Sept 28,	Sept 27,	Sept 28,
	2009	2008	2009	2008
REVENUES - NET:
Advertising	$266,120	$370,117	$834,470	$1,180,468
Circulation	69,029	64,691	206,860	198,610
Other	12,241	16,812	37,020	50,508
	347,390	451,620	1,078,350	1,429,586
OPERATING EXPENSES:
Compensation excluding restructuring charges	128,698	182,818	428,388	605,320
Newsprint and supplements	33,312	61,815	133,183	186,462
Other cash operating expenses	90,985	113,828	286,706	345,521
Cash operating expenses excluding
restructuring charges	252,995	358,461	848,277	1,137,303
Restructuring related compensation	1,350	17,043	25,095	42,451
Non-cash impairment charge	-	-	-	236
Depreciation and amortization	32,678	35,479	110,685	108,510
Total operating expenses	287,023	410,983	984,057	1,288,500

OPERATING INCOME	60,367	40,637	94,293	141,086
Add back:
Depreciation and amortization	32,678	35,479	110,685	108,510
Non-cash impairment charge	-	-	-	236
Restructuring related compensation charges	1,350	17,043	25,095	42,451
OPERATING CASH FLOW	$94,395	$93,159	$230,073	$292,283

***The McClatchy Company***
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 3
	Combined			Print Only			Online Only
Revenues - Net:	2009	2008	% Change	2009	2008	% Change	2009	2008	% Change

Advertising
Retail	$139,462	$181,416	-23.1%	$121,790	$170,207	-28.4%	$17,672	$11,209	57.7%
National	24,097	33,485	-28.0%	18,668	29,495	-36.7%	5,429	3,990	36.1%
Classified Total	75,641	121,431	-37.7%	52,027	91,298	-43.0%	23,614	30,133	-21.6%
Automotive	22,050	33,406	-34.0%	13,745	24,973	-45.0%	8,305	8,433	-1.5%
Real Estate	17,201	30,099	-42.9%	12,903	25,560	-49.5%	4,298	4,539	-5.3%
Employment	14,105	35,024	-59.7%	6,615	20,233	-67.3%	7,490	14,791	-49.4%
Other	22,285	22,902	-2.7%	18,764	20,532	-8.6%	3,521	2,370	48.6%
Direct Marketing	26,473	33,389	-20.7%	26,473	33,389	-20.7%
Other Advertising	447	397	12.6%	447	397	12.6%
Total Advertising	$266,120	$370,118	-28.1%	$219,405	$324,786	-32.4%	$46,715	$45,332	3.1%

Circulation	69,029	64,690	6.7%
Other	12,241	16,812	-27.2%
Total Revenues	$347,390	$451,620	-23.1%

Advertising Revenues by Market:
California	$48,542	$68,814	-29.5%	$40,473	$61,188	-33.9%	$8,069	$7,626	5.8%
Florida	36,507	50,321	-27.5%	29,580	44,242	-33.1%	6,927	6,079	13.9%
Texas	30,287	40,766	-25.7%	25,431	36,795	-30.9%	4,856	3,971	22.3%
Southeast	76,992	108,495	-29.0%	63,683	94,175	-32.4%	13,309	14,320	-7.1%
Midwest	43,805	57,604	-24.0%	35,587	49,611	-28.3%	8,218	7,993	2.8%
Northwest	29,965	43,980	-31.9%	24,651	38,775	-36.4%	5,314	5,205	2.1%
Other	22	138	-84.1%	0	0	0.0%	22	138	-84.1%
Total Advertising	$266,120	$370,118	-28.1%	$219,405	$324,786	-32.4%	$46,715	$45,332	3.1%

Advertising Statistics for Dailies:
Full Run ROP Linage				5,204.2	6,677.3	-22.1%

Millions of Preprints Distributed				1,294.5	1,643.1	-21.2%

Average Paid Circulation:*
Daily				2,174.7	2,490.4	-12.7%
Sunday				2,840.1	3,140.5	-9.6%

Columns may not add due to rounding

* Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.

***The McClatchy Company***
Consolidated Statistical Report
(In thousands, except for preprints)

	September Year-to-Date
	Combined			Print Only			Online Only
Revenues - Net:	2009	2008	% Change	2009	2008	% Change	2009	2008	% Change

Advertising
Retail	$436,719	$568,670	-23.2%	$386,228	$535,683	-27.9%	$50,491	$32,987	53.1%
National	75,791	108,392	-30.1%	59,952	96,467	-37.9%	15,839	11,925	32.8%
Classified Total	237,350	396,786	-40.2%	166,834	302,693	-44.9%	70,516	94,093	-25.1%
Automotive	69,551	104,790	-33.6%	45,310	80,151	-43.5%	24,242	24,638	-1.6%
Real Estate	55,631	99,934	-44.3%	42,660	86,868	-50.9%	12,971	13,066	-0.7%
Employment	46,447	121,888	-61.9%	23,435	72,371	-67.6%	23,012	49,516	-53.5%
Other	65,720	70,174	-6.3%	55,429	63,302	-12.4%	10,290	6,872	49.7%
Direct Marketing	83,284	105,408	-21.0%	83,284	105,408	-21.0%
Other Advertising	1,326	1,212	9.4%	1,326	1,212	9.4%
Total Advertising	$834,470	$1,180,468	-29.3%	$697,624	$1,041,463	-33.0%	$136,846	$139,005	-1.6%

Circulation	206,860	198,610	4.2%
Other	37,020	50,508	-26.7%
Total Revenues	$1,078,350	$1,429,586	-24.6%

Advertising Revenues by Market:
California	$151,723	$212,328	-28.5%	$128,156	$189,978	-32.5%	$23,567	$22,348	5.5%
Florida	120,163	171,292	-29.8%	99,674	152,290	-34.5%	20,489	19,002	7.8%
Texas	93,550	129,857	-28.0%	79,273	117,736	-32.7%	14,277	12,121	17.8%
Southeast	240,124	345,775	-30.6%	199,830	301,156	-33.6%	40,294	44,619	-9.7%
Midwest	135,576	182,837	-25.8%	112,887	159,033	-29.0%	22,689	23,804	-4.7%
Northwest	93,256	137,494	-32.2%	77,804	121,268	-35.8%	15,452	16,226	-4.8%
Other	78	885	-91.2%	0	0	0.0%	78	885	-91.2%
Total Advertising	$834,470	$1,180,468	-29.3%	$697,624	$1,041,461	-33.0%	$136,846	$139,005	-1.6%

Advertising Statistics for Dailies:
Full Run ROP Linage				15,930.8	20,840.9	-23.6%

Millions of Preprints Distributed				3,978.1	4,750.3	-16.3%

Average Paid Circulation:*
Daily				2,315.9	2,610.5	-11.3%
Sunday				2,967.0	3,233.6	-8.2%

Columns may not add due to rounding

* Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.